Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES ENTERS INTO ALUMINUM EXTRUSION SUPPLY AGREEMENT AND SALE OF EXTRUSION ASSETS

Elkhart, Indiana – April 11, 2014 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today announced that its wholly-owned subsidiary, Lippert Components, Inc., has entered into a six-year aluminum extrusion supply agreement with Atrium Windows and Doors, Inc. (“Atrium”), a Dallas, Texas based aluminum extrusion business. Concurrently, Lippert Components sold certain of its aluminum extrusion assets to Atrium.

“Extruded aluminum is a key raw material for us, and identifying a strong supplier such as Atrium was critical in our search for a new third-party supplier,” said Scott Mereness, Drew’s President. “We were able to reach an agreement with Atrium to supply us with a portion of our extruded aluminum requirements over the next six years at a competitive market price.”

“We look forward to this new supplier relationship with Lippert Components,” added Brian Slobodow, Chief Operating Officer of Atrium. “Atrium has been extruding aluminum for over 35 years, with a history of producing high quality products. This additional extrusion volume will be produced at our existing Texas facility and will significantly increase the capacity utilization of our plant.”

Drew also reported that it has sold certain of its aluminum extrusion assets to Atrium for $7.5 million, payable over the next four years, plus contingent consideration of $1.25 million once 95 million pounds of aluminum extruded products are purchased during the term of the supply agreement. Drew anticipates recording a pre-tax loss on this sale of approximately $2 million in the second quarter of 2014.

Scott Mereness concluded, “As part of our ongoing evaluation of capacity and asset utilization, we concluded that our aluminum extrusion assets were not meeting our internal financial standards. The sale of our extrusion related assets will free up needed manufacturing space, as well as allow management to focus on other opportunities with higher growth potential. The outsourcing of these aluminum extrusion requirements to Atrium will immediately be accretive to earnings.”

About Drew Industries
From 34 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert ComponentsTM, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

About Atrium
For more than 60 years, Atrium Corporation has offered the highest quality window and door products to builders, contractors and distributors in the residential construction industry. Dedicated to meeting the needs of its customers, the Atrium family of brands provides a versatile range of window and patio door products, including vinyl and aluminum models, as well as replacement and new construction product lines. The company’s portfolio of brands includes Atrium, North Star, Thermal, and Superior. Atrium’s Supply Chain Component division includes its Aluminum Extruders division, American Screen Manufacturing, Atrium Extrusion Systems (AES) and Dow-Tech Plastics. Additional information on Atrium can be found at www.atrium.com.

Forward-Looking Statements – Drew Industries
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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